UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                    -----------------------------------------

                                AMENDMENT NO. 1

                                       TO

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                    -----------------------------------------


                              ALFACELL CORPORATION
                    -----------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $0.001 per share
                   ------------------------------------------
                         (Title of Class of Securities)

                                    015404106
                                  -------------
                                 (CUSIP Number)

                                  July 10, 1998
                                -----------------
             (Date of Event Which Requires Filing of the Statement)

         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

                                            [_]   Rule 13d-1(b)
                                            [X]   Rule 13d-1(c)
                                            [_]   Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes to Schedule 13G).

CUSIP NO. 015404106                    13G                    Page 2 of 7 pages

     1     NAMES OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Paramount Capital Asset Management, Inc.

     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                              (a)[_] (b)[_]

     3     SEC USE ONLY


     4     CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware

                 NUMBER OF                     5      SOLE VOTING POWER
                  SHARES                              None
               BENEFICIALLY                    6      SHARED VOTING POWER
                 OWNED BY                             2,019,800
                   EACH                        7      SOLE DISPOSITIVE POWER
                 REPORTING                            None
                  PERSON                       8      SHARED DISPOSITIVE POWER
                   WITH                               2,019,800


     9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           2,019,800

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                           [_]
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           11.1%

    12     TYPE OF REPORTING PERSON*
           CO

CUSIP NO. 015404106                    13G                    Page 3 of 7 pages

     1 NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Aries Domestic Fund, L.P.

     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a)[_]   (b)[_]
     3    SEC USE ONLY

     4    CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

           NUMBER OF           5      SOLE VOTING POWER
           SHARES                      None
        BENEFICIALLY           6      SHARED VOTING POWER
          OWNED BY                     651,100
            EACH               7      SOLE DISPOSITIVE POWER
          REPORTING                    None
           PERSON              8      SHARED DISPOSITIVE POWER
            WITH                       651,100

     9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           651,100

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                        [_]
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           3.7%

    12     TYPE OF REPORTING PERSON*
           PN

CUSIP NO. 015404106                    13G                    Page 4 of 7 pages


    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          The Aries Trust

    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)[_]
                                                                  (b)[_]
    3     SEC USE ONLY

    4     CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands

                   NUMBER OF                    5     SOLE VOTING POWER
                    SHARES                             None
                 BENEFICIALLY                   6     SHARED VOTING POWER
                   OWNED BY                            1,368,700
                     EACH                       7     SOLE DISPOSITIVE POWER
                   REPORTING                           None
                    PERSON                      8     SHARED DISPOSITIVE POWER
                     WITH                              1,368,700

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,368,700

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                       [_]
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          7.7%

   12     TYPE OF REPORTING PERSON* OO (see Item 2)

CUSIP NO. 015404106                    13G                    Page 5 of 7 pages

     1 NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Lindsay A. Rosenwald, M.D.

     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)[_]
                                                                    (b)[_]
     3    SEC USE ONLY


     4   CITIZENSHIP OR PLACE OF ORGANIZATION
          United States

                 NUMBER OF                     5      SOLE VOTING POWER
                  SHARES                               None
               BENEFICIALLY                    6      SHARED VOTING POWER
                 OWNED BY                              2,019,800
                   EACH                        7      SOLE DISPOSITIVE POWER
                 REPORTING                             None
                  PERSON                       8      SHARED DISPOSITIVE POWER
                   WITH                                2,019,800


     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,019,800

    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                          [_]
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          11.1%

    12    TYPE OF REPORTING PERSON*
          IN

         This Amendment No. 1 (the "Amendment") amends and supplements the following Items of the Reporting Persons' Statement on Schedule 13G, dated July 10, 1998 (the "Schedule").

Item 4.        Ownership:

         The information contained in Item 4 to the Schedule is hereby amended and restated to read in its entirety as follows:

               For information concerning the ownership of Common Stock of the Company by the Reporting Persons, see Items 5 through 9 of the cover pages to this schedule 13G and footnotes thereto.

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                 PARAMOUNT CAPITAL ASSET MANAGEMENT, INC.

Dated:   July 23, 1998
          New York, NY              By /s/ Lindsay A. Rosenwald, M.D.
                                      -------------------------------
                                       Lindsay A. Rosenwald, M.D.
                                       President


                                 ARIES DOMESTIC FUND, L.P.
                                    By  Paramount Capital Asset Management, Inc.
                                         General Partner

Dated:   July 23, 1998
          New York, NY               By /s/ Lindsay A. Rosenwald, M.D.
                                       -------------------------------
                                        Lindsay A. Rosenwald, M.D.
                                        President


                                 THE ARIES TRUST
                                 By Paramount Capital Asset Management, Inc.
                                 Investment Manager

Dated:   July 23, 1998
          New York, NY             By /s/ Lindsay A. Rosenwald, M.D.
                                      -------------------------------
                                       Lindsay A. Rosenwald, M.D.
                                       President


Dated:   July 23, 1998
         New York, NY              By  /s/ Lindsay A. Rosenwald, M.D.
                                       ------------------------------
                                       Lindsay A. Rosenwald, M.D.


                                        7